                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           Saga Communications, Inc.
                (Name of Registrant as Specified In Its Charter)

                           Saga Communications, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                           SAGA COMMUNICATIONS, INC.
                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                            NOTICE OF ANNUAL MEETING
                                  MAY 13, 2002

To the Stockholders of
Saga Communications, Inc.

     Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the "Corporation"), will be held at the Georgian Inn, 31327 Gratiot, Roseville, Michigan, on Monday, May 13, 2002 at 10:00 A.M., Eastern Daylight Time, for the following purposes:

          (1) To elect directors of the Corporation for the ensuing year, and until their successors are elected and qualified.

          (2) To ratify the selection by the Board of Directors of Ernst & Young LLP as independent auditors to audit the Corporation's books and accounts for the fiscal year ending December 31, 2002.

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

                                            By Order of the Board of Directors,

                                            MARCIA LOBAITO
                                            Secretary

April 15, 2002
Mailed at Boston, Massachusetts

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                           SAGA COMMUNICATIONS, INC.

                              73 KERCHEVAL AVENUE
                      GROSSE POINTE FARMS, MICHIGAN 48236

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 13, 2002

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Saga Communications, Inc. (the "Corporation") to be held on May 13, 2002 and at any adjournment thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record of the Corporation's Common Stock at the close of business on March 31, 2002 will be entitled to vote. The stock transfer books will not be closed.

     Stockholders attending the meeting may vote by ballot. However, since many stockholders may be unable to attend the meeting, the board of directors is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the meeting.

     Registered stockholders can simplify their voting and save the Corporation expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank's or broker's voting process.

     Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with the Corporation, by attending the meeting and voting in person, or by notifying the Corporation of the revocation in writing to its President at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to any matter to be acted upon will be voted for the election of each nominee for director and in favor of each proposal to be acted upon.

     As of April 1, 2002, the Corporation had outstanding and entitled to vote 14,536,809 shares of Class A Common Stock and 1,888,296 shares of Class B Common Stock (the Class A and Class B Common Stock collectively, the "Common Stock"). Each share of Class A Common Stock entitles the holder thereof to one vote on the matters to be voted upon at the Annual Meeting and each share of Class B Common Stock entitles the holder thereof to one vote in the election of directors and ten votes on the other matters to be voted upon at the Annual Meeting. All holders of Common Stock vote together as one class, except that in the election of directors the holders of Class A Common Stock vote as a separate class to elect two directors. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the ratification of accountants will have the same legal effect as a vote against such matter. Under the rules of the American Stock Exchange, brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors and the ratification of accountants. As a result, broker non-votes will have no effect on the outcome of the election of directors or the ratification of accountants.

     The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

     The approximate date on which the Proxy Statement and accompanying proxy card will first be mailed to the stockholders of the Corporation is April 15, 2002.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of April 1, 2002, information concerning the ownership of shares of Common Stock by (i) each person or group who is known by the Corporation to own beneficially more than five percent of the issued and outstanding Common Stock, (ii) each director of the Corporation, (iii) the Corporation's Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000 for the Corporation's last fiscal year, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named has sole investment and voting power with respect to the securities shown.

                                                NUMBER OF SHARES           PERCENT OF CLASS
                                          ----------------------------   ---------------------
                  NAME                     CLASS A            CLASS B      CLASS A     CLASS B
                  ----                     -------            -------      -------     -------
T. Rowe Price Associates, Inc...........  1,461,800(1)              --        9.9%        --
  100 E. Pratt Street
  Baltimore, MD 21202

Ronald Baron............................  6,448,289(2)              --       44.1%        --
  767 Fifth Avenue
  New York, NY 10153

Goldman Sachs Asset Management..........  1,034,411                 --        7.1%        --
  One New York Plaza
  New York, NY 10004

Edward K. Christian.....................        259          2,235,143(4)        *       100%
Jonathan Firestone......................     15,868                 --          *         --
Joseph P. Misiewicz.....................      4,471(5)(6)           --          *         --
Gary Stevens............................      4,011(5)              --          *         --
Donald Alt..............................     26,458(5)(7)           --          *         --
Kristin Allen...........................      3,084(5)              --          *         --
Robert J. Maccini.......................      2,518                 --          *         --
Samuel D. Bush..........................    135,522(8)(9)           --          *         --
Steven J. Goldstein.....................    329,087(8)              --        2.2%        --
Catherine A. Bobinski...................     69,403(8)              --          *         --
Warren S. Lada..........................    170,169(8)              --        1.1%        --
Marcia K. Lobaito.......................     68,988(8)              --          *         --
All directors and executive officers as
  a group...............................    829,838(5)(8)    2,235,143(4)      5.4%      100%

---------------
(1) These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. (which owns 1,150,600 shares, representing 7.8% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities. However, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to their joint
    Schedule 13G on file with the Securities and Exchange Commission ("SEC"), Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. have sole voting power with respect to 236,500 and 1,150,600 shares, respectively, have sole dispositive power with respect to 1,461,800 and 0 shares, respectively, and have no shared voting or dispositive power.

(2) According to their joint Schedule 13D on file with the SEC, Mr. Baron, Baron Capital Group, Inc. ("BCG") and Baron Capital Management, Inc. ("BCM") have sole voting and dispositive power with respect to 757,365 shares, and Mr. Baron, BCG, BAMCO, Inc., BCM and Baron Asset Fund have shared voting and dispositive power with respect to 5,690,924 shares, 4,384,753 shares, 1,306,170 shares, 3,664,753 shares, and 5,690,924 shares, respectively.

(3) According to its Schedule 13G on file with the SEC, Goldman Sachs Asset Management, a separate operating unit of Goldman, Sachs & Co., has sole voting and dispositive power with respect to 1,034,411 shares and no shared voting or dispositive power. Goldman Sachs Asset Management disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which it or its employees have voting or investment discretion, or both, and (ii) certain investment entities, of which its affiliate is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Asset Management unit.

(4) Includes 346,847 shares of Class B Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan.

(5) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1997 Non-Employee Directors Stock Option Plan: Mr. Misiewicz, 4,471 shares; Mr. Stevens, 4,011 shares; Mr. Alt, 4,103 shares; Ms. Allen, 3,084 shares; Mr. Maccini, 628 shares; and all executive officers and directors as a group, 15,497 shares.

(6) Mr. Misiewicz has shared voting power with his son as to 238 of these shares.

(7) Mr. Alt disclaims beneficial ownership of 3,194 of these shares which are held in trusts for the benefit of his children.

(8) Includes the following shares of Class A Common Stock reserved for issuance upon exercise of stock options outstanding pursuant to the Corporation's 1992 Stock Option Plan: Mr. Bush, 130,192 shares; Mr. Goldstein, 196,011 shares; Ms. Bobinski, 67,716 shares; Mr. Lada, 163,957 shares; Ms. Lobaito, 67,716 shares; and all directors and executive officers as a group, 641,089 shares.

(9) Includes 375 shares owned by his children.

* Less than 1%.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated for election at the Annual Meeting as directors of the Corporation. The directors who are elected shall hold office until their respective successors shall have been duly elected and qualified. It is intended that the two persons named in the first part of the following list will be elected by the holders of the Class A Common Stock and that the five persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share entitling the holder thereof to one vote. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting.

     All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director, if elected at the Annual Meeting. It is the intention of the persons named in the proxy to vote for the following nominees.

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
              ------------                      ---------------------------           --------
DIRECTORS TO BE ELECTED BY HOLDERS OF CLASS A COMMON STOCK:
Jonathan Firestone, 57..................  Marketing consultant since 2000;
                                          President and Chief Executive Officer of
                                          BBDO Minneapolis and director of BBDO,
                                          North America (advertising agency)
                                          from 1988 to 1999
Joseph P. Misiewicz, 55.................  Director, Idea Mart, Ball State             12/92
                                          University, since 2002; Chairperson,
                                          Telecommunications Department at Ball
                                          State University from 1998 to 2002;
                                          Professor, Telecommunications Department
                                          from 1996 to 1998 and Chairperson from
                                          1990 to 1996

DIRECTORS TO BE ELECTED BY HOLDERS OF COMMON STOCK:
Edward K. Christian, 57.................  President, Chief Executive Officer and      3/92
                                          Chairman of the Corporation and its
                                          predecessor since 1986
Donald Alt, 56..........................  Broadcasting investor; Chairman of          7/97
                                          Forever Broadcasting since 1996; Chief
                                          Financial Officer of Keymarket Radio
                                          Companies from 1984 to 1996

                                                PRINCIPAL OCCUPATION DURING           DIRECTOR
              NAME AND AGE                          THE PAST FIVE YEARS                SINCE
              ------------                      ---------------------------           --------
Gary Stevens, 62........................  Managing Director, Gary Stevens & Co.       7/95
                                          (media broker) since 1986
Kristin Allen, 42.......................  Managing Director, Credit Suisse First      7/97
                                          Boston Corporation since 1997 and Vice
                                          President 1995-1997
Robert J. Maccini, 43...................  President, Signal Ventures Associates,      3/01
                                          Inc. d/b/a Media Services Group, Inc.
                                          (media broker) since 1989

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a Compensation Committee, currently comprised of Ms. Allen and Messrs. Alt, Firestone, Maccini, Misiewicz and Stevens (Chair), which is charged with the responsibility of reviewing certain of the Corporation's compensation programs and making recommendations to the Board of Directors with respect to compensation. The Compensation Committee met five times during the Corporation's last fiscal year. The Compensation Committee also administers the Corporation's 1992 Stock Option Plan.

     The Board of Directors has a Finance and Audit Committee, currently comprised of Ms. Allen and Messrs. Alt (Chair), Firestone, Maccini, Misiewicz and Stevens, which is charged with the responsibility of reviewing the Corporation's internal auditing procedures and accounting controls and considers the selection and independence of the Corporation's outside auditors. The Finance and Audit Committee met four times during the Corporation's last fiscal year.

     The Board of Directors does not have a nominating committee as the Board as a whole considers the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     The Board of Directors held a total of four meetings during 2001. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which he or she served.

                           COMPENSATION OF DIRECTORS

     Each director of the Corporation who is not an employee receives fees of $4,000 per year, plus $1,000 for each Board or committee meeting attended in person and $200 for each telephonic meeting attended. In addition, the Chairs of the Committees receive $2,000 per year. Under the Corporation's 1997 Non-Employee Directors Stock Option Plan, options are granted to the directors in lieu of these fees. On the last business day of January of each year each eligible director is automatically granted an option to purchase that number of shares of the Corporation's Class A Common Stock equal to the amount of the retainer divided by the fair market value of the Class A Common Stock on the last trading day of the December immediately preceding the date of grant less $.01 per share. The options are immediately vested and exercisable at an exercise price of $.01 per share and may be exercised for a period of 10 years from the date of grant. Directors may elect to receive life insurance premiums in lieu of their compensation. Mr. Firestone is the only director to make such election and, as a result, the Corporation paid life insurance premiums on his behalf in the amount of $16,992 in 2001. Directors who are employees receive no additional compensation for serving as directors or attending Board or Committee meetings.

                       FINANCE AND AUDIT COMMITTEE REPORT

     The Finance and Audit Committee operates under a charter that was last amended and restated on March 28, 2001. As set forth in the charter, the role of the Committee is to assist the Board of Directors in its oversight of the Corporation's financial reporting process. In the Board of Director's judgment, all of the members of the Audit Committee are "independent" as required by the listing standards of the American Stock Exchange.

     The Corporation's management is responsible for the preparation, presentation and integrity of the Corporation's financial statements, the Corporation's accounting and financial reporting principles, and the Corporation's internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Corporation's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee's responsibility is generally to monitor and oversee these processes.

     In the performance of its oversight function, the Committee:

        - Reviewed and discussed the Corporation's audited financial statements for the year ended December 31, 2001 with the Corporation's management and its independent auditors;

        - Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

        - Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. As a result, the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures. In addition, the Committee's considerations and discussions referred to above do not assure that the audit of the Corporation's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Corporation's auditors are in fact independent.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its charter, the Committee recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                          FINANCE AND AUDIT COMMITTEE
                                 Kristin Allen
                               Donald Alt (Chair)
                               Jonathan Firestone
                               Robert J. Maccini
                              Joseph P. Misiewicz
                                  Gary Stevens

                         COMPENSATION COMMITTEE REPORT

OVERVIEW

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of six independent non-employee members of the Board of Directors. The responsibilities of the Committee include reviewing the Corporation's management compensation programs and making recommendations to the Board of Directors with respect to compensation.

     The Committee believes that in order to maximize shareholder value the Corporation must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management compensation program is to both reward short-term performance and motivate long-term performance in such a way that management's incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of the Corporation, although no specific target level of equity holdings has been established by the Committee.

EXECUTIVE COMPENSATION PROGRAM

     In order to meet these objectives, the Corporation's executive compensation program consists of three primary components: salary, bonuses, and stock options. The Committee has established guidelines for the annual cash compensation for the six senior executives named in the Summary Compensation Table and the station managers (the "executives"). Under these guidelines, the executives' aggregate budgeted cash compensation should not exceed a targeted percentage of budgeted operating profits (i.e., earnings before taxes, interest, depreciation, amortization and extraordinary items) before deduction of the executives' budgeted cash compensation. Salaries are established for each executive officer on the basis of the scope of responsibility and accountability within the Corporation, and take into account publicly available compensation levels for comparable positions in the entities which comprise the M Street Radio Stock Index used for the Performance Graph set forth on page 8 hereof (the "Peer Group"). The Committee attempts to set compensation at levels approximating the median compensation rates of comparable positions in the Peer Group. Bonuses for the executives are determined based on the Committee's judgment of the Corporation's operating profitability, growth in revenues and profits and overall financial condition, and the individual executive's contribution to these results.

     Grants of stock options are a major part of the Corporation's long-term incentive strategy. The Committee believes that options provide executives with an economic stake in the Corporation's future parallel to that of the stockholders.

     On the basis of the factors described above and the Committee's subjective judgment of each officer's performance, none of which factors are given specific numerical weighting, the Committee set the salaries, bonuses and stock option grants of the executives, including the President and Chief Executive Officer. The compensation of the senior executives was determined based on the Company's overall performance. Comparison of the Company's stock performance to its Peer Group was not a significant consideration in the determination of bonus amounts and stock option awards since the Committee believes the Company's operating performance is not directly reflected in the Company's stock valuation, owing in part to its relatively small capitalization and consequent lack of broad-based institutional ownership. The Committee intends to reevaluate its compensation policies on an annual basis.

     In 1998 options were granted to Messrs. Christian, Bush and Lada based on a five year plan whereby the total number of options that would normally have been granted over the period 1998 to 2003 were granted in 1998. In addition to the historic five year vesting period that would have been normal for prior grants, these options require that a target stock price representing minimally accepted annual stock price growth be attained and maintained for a period of 40 consecutive days. In 2001, the Committee reduced the 40 consecutive days requirement to 5 consecutive days. It is believed that this structure will assure that these three members of the management team are directly tied to shareholders interests, mainly growing the stock price. The stock price target has been attained and maintained for the newly-required 5 day period. As a result, 60% of these options have now vested. Based on the Corporation's history of sound financial performance, including the fact that for the year ended December 31, 2000 the Corporation's revenues for the first time exceeded $100 million, the Committee determined in June 2001 to make a one-time grant of options to the executives in addition to those that normally would have been granted in accordance with past practices. Messrs. Christian, Bush and Lada were included in this one-time grant. As a result, they granted options to purchase 18,542 shares, 13,876 shares and 14,755 shares, respectively, to them in 2001.

CEO COMPENSATION

     In 2001, the Corporation's most highly compensated executive officer was Edward K. Christian, President and Chief Executive Officer. Options to purchase 18,542 shares of Class B Common Stock at a price of $17.80 per share were granted to Mr. Christian in 2001 and he received a bonus of $425,000. In accordance with his employment agreement, Mr. Christian also received a bonus of $386,235 to forgive 20% of a loan from the Corporation and certain related taxes, as described below under "Employment Contracts" and "Certain Transactions." In 2002, the Corporation entered into a seven year employment agreement with Mr. Christian, as described below under "Employment Contracts."

     In determining the 2001 bonus paid to Mr. Christian, the Committee took into account the Corporation's financial performance in 2001 and the criteria discussed above. During the year ended December 31, 2001, the Corporation's net revenue increased by 2.2% over the year ended December 31, 2000 to $104 million. Broadcast cash flow (defined as station operating income excluding depreciation, amortization and corporate general and administrative expenses) decreased by 5.0% and net income for the year ended December 31, 2001 was $8.6 million compared to $8.7 million for the year ended December 31, 2000. After-tax cash flow (defined as net income plus depreciation, amortization [excluding film rights], other expense, and deferred taxes) decreased by 2.4% over the year ended December 31, 2000. Set forth below is a chart summarizing the Corporation's operating results over the past three fiscal years.

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                                ----        ----       ----
                                                                      (IN THOUSANDS)
     Net Operating Revenue..................................  $103,956    $101,746    $90,020
     Broadcast Cash Flow....................................  $ 37,316    $ 39,259    $33,468
     Net Income.............................................  $  8,565    $  8,650    $ 8,552
     After-tax Cash Flow....................................  $ 21,000    $ 21,515    $17,585

     Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million that is not performance-based are disallowed for publicly-traded companies. In order to qualify some or all of the bonus portion of the Chief Executive Officer's compensation package as performance-based compensation within the meaning of Section 162(m), the Board adopted the Chief Executive Officer Annual Incentive Plan effective beginning in the year 2000. However, the Board, in its discretion, may also award bonuses to Mr. Christian which are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code. Of Mr. Christian's bonus under the Plan in 2001, $300,000 qualified as performance-based compensation and the remaining $125,000 did not.

                             COMPENSATION COMMITTEE
                                 Kristin Allen
                                   Donald Alt
                               Jonathan Firestone
                               Robert J. Maccini
                              Joseph P. Misiewicz
                              Gary Stevens (Chair)

                            COMMON STOCK PERFORMANCE

     Set forth below is a line graph comparing the cumulative total stockholder return for the years ended December 31, 1997, 1998, 1999, 2000 and 2001 of the Corporation's Class A Common Stock against the cumulative total return of the AMEX Market Value Index and the M Street Radio Stock Index. The graph and table assume that $100 was invested on December 31, 1996 in each of the Corporation's Class A Common Stock, the AMEX Market Value Index and the M Street Radio Stock Index and that all dividends were reinvested.

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                          12/31/96    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
----------------------------------------------------------------------------------------------------------------
 Saga Communications Inc.                  $100.00     $ 136.2     $ 164.3     $ 202.8     $ 149.0     $ 207.3
----------------------------------------------------------------------------------------------------------------
 AMEX Stock Market (US Companies)          $100.00     $ 125.3     $ 134.5     $ 176.8     $ 165.7     $ 150.8
----------------------------------------------------------------------------------------------------------------
 M Street Radio Stock Index                $100.00     $ 142.5     $ 161.8     $ 202.6     $ 162.4     $ 147.2
----------------------------------------------------------------------------------------------------------------

     The comparisons in the above table are required by the SEC. This table is not intended to forecast or to be indicative of any future return on the Corporation's Class A Common Stock.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the years ended December 31, 2001, 2000 and 1999 of the Corporation's chief executive officer and the other most highly compensated executive officers whose salary and bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                            ------------
                                                                               AWARDS
                                                                               ------
                                                                             SECURITIES
                                                            ANNUAL           UNDERLYING
                                                         COMPENSATION         OPTIONS/
                                                      -------------------       SARS          ALL OTHER
         NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS     (SHARES)(1)    COMPENSATION(2)
         ---------------------------           ----    ------     -----     -----------    ---------------
Edward K. Christian..........................  2001   $395,859   $811,235(3)    18,542         $3,310
  President, Chief Executive Officer           2000   $382,472   $756,502(3)        --         $3,221
                                               1999   $371,332   $681,502(3)        --         $3,154

Steven J. Goldstein..........................  2001   $307,000   $ 75,000      26,962          $2,288
  Executive Vice President and Group           2000   $297,044   $ 75,000      29,968          $2,184
  Program Director                             1999   $288,393   $ 75,000      40,366          $2,289

Warren S. Lada...............................  2001   $214,231   $ 25,000      14,755          $1,622
  Senior Vice President-Operations             2000   $190,181   $ 25,000          --          $1,212
                                               1999   $184,608   $ 25,000          --          $  997

Samuel D. Bush...............................  2001   $204,904   $ 25,000      13,876          $1,458
  Vice President, Chief                        2000   $183,750   $ 25,000          --          $1,104
  Financial Officer                            1999   $177,693   $ 25,000          --          $  949

Marcia K. Lobaito............................  2001   $104,981   $ 15,000      14,544          $  662
  Vice President, Corporate                    2000   $ 98,000   $ 15,000      13,183          $  567
  Secretary, Director of                       1999   $ 93,000   $ 15,000      17,356          $  527
  Business Affairs
Catherine A. Bobinski........................  2001   $104,981   $ 15,000      14,544          $  567
  Vice President, Controller,                  2000   $ 98,000   $ 15,000      13,183          $  501
  Chief Accounting Officer                     1999   $ 93,000   $ 15,000      17,356          $  481


---------------
(1) Restated to reflect five-for-four stock split effective December 15, 1999.

(2) Consists of life insurance premiums or payments in lieu thereof in 2001, 2000 and 1999.

(3) Includes bonus of $386,235 to forgive 20% of a loan from the Corporation and federal and state income tax liabilities related to such loan. See "Employment Contracts" below and "Certain Transactions."

     The following table sets forth certain information relating to option grants pursuant to the Corporation's 1992 Stock Option Plan (the "Option Plan") in the year ended December 31, 2001 to the individuals named in the Summary Compensation Table above.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                              POTENTIAL
                                                            INDIVIDUAL GRANTS                                 REALIZABLE
                                    ------------------------------------------------------------------     VALUE AT ASSUMED
                                                        % OF                                               ANNUAL RATES OF
                                      NUMBER OF        TOTAL                                                 STOCK PRICE
                                     SECURITIES     OPTIONS/SARS   EXERCISE                                APPRECIATION FOR
                                     UNDERLYING      GRANTED TO       OR        GRANT-                          OPTION
                                      OPTIONS/       EMPLOYEES       BASE     DATE MARKET                     TERM(3)(4)
                                        SARS         IN FISCAL      PRICE        PRICE      EXPIRATION   --------------------
               NAME                 GRANTED(1)(2)       YEAR        ($/SH)     PER SHARE       DATE         5%         10%
               ----                 -------------   ------------   --------   -----------   ----------      --         ---
Edward K. Christian...............     18,542              9%        17.80       17.80        6/6/11     $207,565    $526,011
Steven J. Goldstein...............     26,962             12%        17.80       17.80        6/6/11     $301,821    $764,875
Warren S. Lada....................     14,755              7%        17.80       17.80        6/6/11     $165,172    $418,579
Samuel D. Bush....................     13,876              6%        17.80       17.80        6/6/11     $155,332    $393,643
Marcia K. Lobaito.................     14,544              7%        17.80       17.80        6/6/11     $162,810    $412,593
Catherine A. Bobinski.............     14,544              7%        17.80       17.80        6/6/11     $162,810    $412,593

---------------

(1) None of the options granted were options with tandem SARs and no free-standing SARs were granted.

(2) Granted to the named executive officers on June 1, 2001 pursuant to the Option Plan. The options become exercisable in 20% increments on March 1, 2002, 2003, 2004, 2005 and 2006, respectively. If a Change of Control (as defined in the Option Plan) occurs, these options would become immediately exercisable.

(3) Potential Realizable Value is based on the assumed growth rates for the ten-year option term. 5% annual growth results in a stock price per share of $28.99 and 10% results in a stock price per share of $46.17.

(4) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

     The following table sets forth certain information with respect to unexercised options to purchase the Corporation's Common Stock granted under the Option Plan to the individuals named in the Summary Compensation Table above. No options were exercised during the year ended December 31, 2001 by the individuals named in the Summary Compensation Table.

                            FY-END OPTION/SAR VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                  OPTIONS/SARS AT              IN-THE-MONEY OPTIONS/
                                                                     FY-END(1)                   SARS AT FY-END(2)
                                                            ----------------------------    ----------------------------
                           NAME                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                           ----                             -----------    -------------    -----------    -------------
Edward K. Christian.......................................    200,479         146,368       $1,587,024      $1,021,655
Steven J. Goldstein.......................................    125,352          89,515       $1,628,986      $  308,261
Warren S. Lada............................................    117,764          61,450       $1,330,674      $  393,002
Samuel D. Bush............................................     71,040          59,152       $  552,400      $  384,710
Marcia K. Lobaito.........................................     26,572          41,144       $  235,142      $  135,076
Catherine A. Bobinski.....................................     26,572          41,144       $  235,142      $  135,076

---------------
(1) Reflects five-for-four stock splits effective July 31, 1995, April 30, 1996, April 1, 1997, May 29, 1998 and December 15, 1999.

(2) Based on the closing price on the American Stock Exchange of the Corporation's Class A Common Stock on December 31, 2001 ($20.70).

EMPLOYMENT CONTRACTS

     Mr. Christian had an employment agreement with the Corporation which expired in March 2002. The Corporation entered into a new seven-year employment agreement with Mr. Christian in March 2002 that is effective April 1, 2002. Both agreements provide for certain compensation, death, disability and termination benefits, as well as the use of an automobile. The 2001 base annual salary under the original agreement was $395,859, subject to annual cost of living adjustments. The 2002 base annual salary under the new agreement is $450,000 effective April 1, 2002, increasing to $500,000 per year effective January 1, 2003. The new agreement also provides for annual cost of living adjustments. The agreements provide that he is eligible for annual bonuses and stock options to be awarded at the discretion of the Board of Directors. The agreements provide that Mr. Christian's aggregate compensation in any year may not be less than his average aggregate annual compensation for 1994, 1995 and 1996 in the original agreement and for the prior three years in the new agreement, unless his or the Corporation's performance shall have declined substantially. The agreements may be terminated by either party in the event of Mr. Christian's disability for a continuous period of six months in the original agreement and eight months in the new agreement, or an aggregate period of nine months in the original agreement and twelve months in the new agreement within any 18 month period. In addition, the Corporation may terminate the agreement for cause and Mr. Christian may terminate the agreement at any time after the sale of all or substantially all of the Corporation's assets or the merger of the Corporation if the Corporation is not the surviving entity.

     The agreements provide that upon the sale or transfer of control of the Corporation, Mr. Christian's employment will be terminated and he will be paid an amount equal to five times the average of his total compensation for the preceding three years plus an additional amount as is necessary for applicable income taxes related to the payment.

     The original employment agreement was amended effective December 8, 1998 to provide that the unpaid balance of his note to the Corporation in the amount of $690,700 (see "Certain Transactions -- Loan to Principal Stockholder") will be ratably forgiven 20% per year in each of the years 1998, 1999, 2000, 2001 and 2002.

     The agreements provide that Mr. Christian's bonuses would be paid in accordance with the Chief Executive Officer Annual Incentive Plan. However, the Board, in its discretion, may also award bonuses to Mr. Christian that are not in accordance with this Plan. Any such discretionary bonuses may not qualify as performance based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

     The agreements each contain a covenant not to compete restricting Mr. Christian from competing with the Corporation in any of its markets during the term of the agreement and for a three year period thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders"), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during 2001 all
Section 16(a) filing requirements applicable to its insiders were complied with, except that Steven J. Goldstein inadvertently failed to file on a timely basis one Section 16(a) form relating to two transactions involving 7,000 shares.

                              CERTAIN TRANSACTIONS

LOANS TO PRINCIPAL STOCKHOLDER

     In 1990, Boston Ventures Limited Partnership made a loan to Mr. Christian in the amount of $690,700 to finance his capital contribution to Saga Communications Limited Partnership. Pursuant to the reorganization of the Corporation in December 1992, the original note evidencing such loan was cancelled and a new note in such amount was issued to the Corporation by Mr. Christian. The loan from the Corporation bears interest at a rate per annum equal to the lowest rate necessary to avoid the imputation of income for federal income tax purposes. Although the loan had been secured by the Class B Common Stock owned by Mr. Christian, in December 1998 the Board of Directors authorized the termination of the pledge agreement. As described above, the loan is being ratably forgiven 20% per year in each of the years 1998, 1999, 2000, 2001 and 2002. See "Compensation of Directors and Officers -- Employment Contracts."

     In May 1999 the Corporation lent $125,000 to Mr. Christian. The loan bore interest at 7% per annum. Principal and interest on the loan was repaid in two equal installments on May 5, 2000 and 2001. Mr. Christian loaned the proceeds of his loan to Surtsey Productions, Inc., a company owned by his daughter, to finance the purchase of the assets of television station KVCT, Victoria, Texas. Under the ownership rules of the Federal Communications Commission the Corporation is prohibited from owning this station. Surtsey Productions, Inc. has leased KVCT to the Corporation exclusively for sales and programming. Under the 16 year lease agreement, the Corporation made two lump-sum payments of approximately $118,000 and $122,000 in 2001 and 2002, respectively, and makes lease payments of $2,000 per month.

     A number of the Corporation's radio and television stations have utilized the graphic design services of Surtsey Productions, a company owned by Mr. Christian's daughter. For the year ended December 31, 2001 the total fees paid to Surtsey Productions for such services was approximately $112,000. Surtsey Productions leases office space in a building owned by the Corporation and paid the Corporation rent of approximately $33,000 during the year ended December 31, 2001.

ACQUISITION OF STATION FROM AFFILIATE OF DIRECTOR

     In February 2001 the Corporation acquired an FM radio station (WVVR-FM) for approximately $7,000,000, including approximately $1,000,000 of the Corporation's Class A Common Stock. The radio station was owned by a company in which Donald Alt, a director of the Corporation, had a 35% beneficial ownership interest. The purchase price was determined on an arm's length basis. The Corporation also obtained an opinion from an independent appraiser that the purchase price was fair from a financial point of view.

COMMISSION PAYABLE TO AFFILIATE OF DIRECTOR

     In February 2002 the Corporation entered into an agreement to acquire two AM and FM radio stations (WKNE-AM/FM and WKVT-AM/FM) for approximately $9,075,000. This acquisition is expected to close during the second quarter of 2002. Upon closing, a company controlled by Robert Maccini, a director of the Corporation, will be entitled to a brokerage commission of $200,000.

                     RATIFICATION OF SELECTION OF AUDITORS

     The selection, by a majority of the members of the Board who are not officers or employees of the Corporation, of Ernst & Young LLP as independent auditors to audit the books and accounts of the Corporation for the fiscal year ending December 31, 2002 shall be submitted to the Annual Meeting for ratification. Such ratification requires the affirmative vote of a majority of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting when a quorum is present. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

     The firm of Ernst & Young LLP has advised the Corporation that neither it nor any of its members has any direct financial interest in the Corporation as a promoter, underwriter, voting trustee, director, officer or employee.

     The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2002.

AUDIT FEES

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Corporation's consolidated financial statements for the year ended December 31, 2001 and the reviews of the Corporation's financial statements included in its Forms 10-Q filed during 2001 were $190,800.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     No fees were billed by Ernst & Young LLP in 2001 for information technology consulting services relating to financial information systems design and implementation.

ALL OTHER FEES

     The aggregate fees billed by Ernst & Young LLP for services rendered to the Corporation, other than the audit fees discussed above, for the year ended December 31, 2001 were $109,947. These fees related primarily to tax services and employee benefit plan audits.

                                 OTHER MATTERS

     Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

                              FINANCIAL STATEMENTS

     The financial statements of the Corporation are contained in the 2001 Annual Report to Stockholders, which has been provided to the stockholders concurrently herewith. Such report and the financial statements contained therein are not to be considered as a part of this soliciting material.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Under the regulations of the SEC, a record or beneficial owner of shares of the Corporation's Common Stock may submit proposals on proper subjects for action at the 2003 Annual Meeting of Stockholders of the Corporation. All such proposals must be mailed to the Corporation at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236 and must be received at that address on or before December 17, 2002, in order to be included in the Corporation's proxy statement relating to the 2003 Annual Meeting. All such proposals which are not to be included in the Corporation's proxy statement relating to the 2003 Annual Meeting must be received at the above address on or before March 1, 2003.

                       EXPENSE OF SOLICITATION OF PROXIES

     All the expenses of preparing, assembling, printing and mailing the material used in the solicitation of proxies by the Board will be paid by the Corporation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Corporation may solicit proxies on behalf of the Board by telephone, telegram or personal interview, the expenses of which will be borne by the Corporation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at the expense of the Corporation.

                                          By order of the Board of Directors,

                                          MARCIA LOBAITO
                                          Secretary
Grosse Pointe Farms, Michigan
April 15, 2002

                                                                      1161-PS-02

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by returning your proxy in the enclosed envelope.

On March 4, 2002, the Company reported net revenue of $104.0 million, broadcast cash flow of $27.3 million and net income of $8.6 million.

On February 19, 2002, the Company announced that it had entered into an agreement to purchase the assets of WKNE-AM/FM, Keene, NH and WKVT-AM/FM, Brattleboro, VT.




                                  DETACH HERE                             ZSBC12


                                     PROXY

                           SAGA COMMUNICATIONS, INC.

           THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, or any one or more of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the Class A Common Stock, $.01 par value, of the undersigned in Saga Communications, Inc. at the Annual Meeting of its Stockholders to be held May 13, 2002 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

-----------                                                         -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------

[SAGA LOGO]
C/O EQUISERVE                                             THIS IS YOUR PROXY.
P.O. BOX 43068                                        YOUR VOTE IS IMPORTANT.
PROVIDENCE, RI 02940

-----------------
VOTE BY TELEPHONE
-----------------

It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone
1-877-PRX-VOTE (1-877-779-8683).

--------------------------------------------------------------------------------
Follow these four easy steps:

1.   Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.   Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3.   Enter your Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.
--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE. Telephone voting will be available until 12 p.m. E.S.T. on May 12, 2002.


----------------
VOTE BY INTERNET
----------------

It's fast, convenient, and your vote is immediately confirmed and posted.

--------------------------------------------------------------------------------
Follow these four easy steps:

1.   Read the accompanying Proxy Statement/Prospectus and Proxy Card.

2.   Go to the Website http://www.eproxyvote.com/sga

3.   Enter your Voter Control Number located on your Proxy Card above your name.

4.   Follow the instructions provided.
--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT!
Go to http://www.eproxyvote.com/sga. Internet voting will be available until 12 p.m. E.S.T. on May 12, 2002.

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET


                                  DETACH HERE                          ZSGC11

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU INSTRUCT THE PROXIES TO VOTE FOR ALL PROPOSALS.

1. ELECTION OF DIRECTORS: NOMINEES: (01) Jonathan Firestone, (02) Joseph P. Misiewicz, (03) Edward K. Christian, (04) Kristin M. Allen, (05) Donald J. Alt, (06) Gary Stevens, (07) Robert J. Maccini

     FOR ALL NOMINEES                   WITHHELD FROM ALL NOMINEES
           [ ]                                     [ ]

     [ ]
        ---------------------------------------------
        INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name above

2. To ratify the selection of Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending December 31, 2002.

          FOR              AGAINST               ABSTAIN
          [ ]                [ ]                   [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may property come before the meeting or any adjournment thereof.

     MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [ ]

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

Please sign exactly as name appears hereon. When shares are held in more than one name, including joint tenants, each party should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature_______________ Date:_________ Signature:_______________ Date__________